Exhibit 99.1

NEWS Contact: Mary Dean Hall Vice President, Chief Financial Officer and Treasurer Hallm@quakerchem.com T. 610.832.4160

For Release: Immediate

QUAKER CHEMICAL ANNOUNCES FIRST QUARTER 2017 RESULTS

•	Strong organic volume growth of 10% drives a net sales increase of 9% despite continued FX headwinds

•	Net income of $7.0 million and earnings per diluted share of $0.52 reflect costs related to the Houghton combination, which was previously announced on April 5, 2017

•	Non-GAAP earnings per diluted share increases 20% to $1.18

•	Solid operating leverage drives a 13% increase in adjusted EBITDA to $28.2 million

May 1, 2017

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE: KWR) today announced a net sales increase of 9% to $194.9 million in the first quarter of 2017 compared to $178.1 million in the first quarter of 2016, as its organic and acquisition volume growth of 10% and 1%, respectively, overcame a negative impact from foreign currency translation of 2%. These strong volumes drove higher gross profit quarter-over-quarter, despite lower gross margin in the first quarter of 2017, primarily attributable to certain raw material cost increases. In addition, the current quarter operating margin benefited from the Company’s ability to maintain a consistent level of selling, general and administrative expenses (“SG&A”) on strong volume growth.

The Company’s first quarter of 2017 net income was $7.0 million and its earnings per diluted share was $0.52, which includes $9.1 million or $0.69 per diluted share of costs incurred with the Company’s previously announced combination with Houghton International, Inc (“Houghton”). Excluding the current quarter combination-related costs and other non-core items, the Company’s solid operating performance drove non-GAAP earnings per diluted share to $1.18 in the first quarter of 2017, a 20% increase compared to $0.98 in the prior year period. In addition, the Company’s adjusted EBITDA increased 13% to $28.2 million in the first quarter of 2017 compared to $25.0 million in the prior year period. The Company was able to achieve these reported and non-GAAP results in the first quarter of 2017 despite negative foreign exchange impacts of $0.04 per diluted share, or 3%.

Michael F. Barry, Chairman, Chief Executive Officer and President, commented, “We are pleased with our first quarter results, despite continued foreign exchange headwinds. We were able to grow our organic volumes by 10% on continued market share gains, as well as from increased production in some of our end markets. While our gross margins declined due to raw material price increases, we were able to partially offset the decline with savings realized from our previously announced restructuring program and other cost streamlining initiatives. Overall, we achieved a 13% increase in adjusted EBITDA and a 20% increase in non-GAAP earnings despite foreign exchange negatively impacting earnings by 3%. ”

Mr. Barry continued, “Looking forward, we expect foreign exchange and raw materials to continue to be headwinds that may ratably decline as the year progresses. We remain committed to our strategy and believe our ability to take market share and leverage our past acquisitions will continue to help offset market challenges. Our 2017 plans continue to indicate growth in both the top and bottom lines, despite expected currency headwinds, with earnings growth in all regions. Overall, I continue to remain confident in our future and expect 2017 to be another good year for Quaker, as we expect to increase non-GAAP earnings and adjusted EBITDA for the eighth consecutive year. In addition, we believe our previously announced intention to combine with Houghton will create long-term sustainable value for our customers and shareholders, and we continue to expect closing by the end of the year or in the first quarter of 2018.”

Quaker Chemical Corporation One Quaker Park, 901 E. Hector Street, Conshohocken, PA 19428-2380 USA P: 610.832.4000 F: 610.832.8682 quakerchem.com

First Quarter of 2017 Summary

Net sales in the first quarter of 2017 were $194.9 million compared to $178.1 million in the first quarter of 2016. The $16.8 million or 9% increase in net sales was primarily due to a 10% increase in organic volumes and a 1% increase from acquisitions, partially offset by a negative impact from foreign currency translation of 2% or $2.7 million.

Gross profit in the first quarter of 2017 increased $2.9 million or 4% from the first quarter of 2016, primarily due to the increase in sales volumes, noted above, partially offset by a lower gross margin of 36.4% in the first quarter of 2017 compared to 38.2% in the prior year quarter. The decrease in the Company’s first quarter of 2017 gross margin was attributable to product mix and certain raw material cost increases.

SG&A decreased $0.1 million during the first quarter of 2017 due to the net impact of several factors. Specifically, the Company’s SG&A decreased as a result of certain cost savings efforts, including the 2015 global restructuring program, and decreases due to foreign currency translation, partially offset by additional SG&A quarter-over-quarter associated with the Company’s prior year Lubricor Inc. acquisition and an increase in labor-related costs primarily due to annual compensation increases.

During the first quarter of 2017, the Company incurred $9.1 million or $0.69 per diluted share of costs related to its previously announced combination with Houghton, including certain legal, regulatory, environmental, financial, and other advisory and consultant expenses. There were no similar combination-related costs incurred in the first quarter of 2016.

Operating income in the first quarter of 2017 was $13.8 million compared to $19.8 million in the first quarter of 2016. The decrease in operating income was due to the Houghton combination expenses, noted above, which offset strong volume and gross profit increases on relatively consistent levels of SG&A not related to the Houghton combination.

Other expense was $0.1 million in the first quarter of 2017 compared to other income of $0.1 million in the first quarter of 2016. The increase in other expense was primarily driven by foreign currency transaction losses realized in the first quarter of 2017 compared to foreign currency transaction gains in the first quarter of 2016, partially offset by higher receipts of local municipality-related grants in one of the Company’s regions in the current quarter.

Interest expense was $0.1 million lower in the first quarter of 2017 compared to the first quarter of 2016, primarily due to lower average borrowings outstanding in the first quarter of 2017. Interest income was $0.2 million higher in the first quarter of 2017 compared to the first quarter of 2016, primarily due to an increase in the level of the Company’s invested cash in certain regions with higher returns.

The Company’s effective tax rates for the first quarters of 2017 and 2016 were 50.8% and 32.3%, respectively. The Company’s first quarter of 2017 effective tax rate includes the impact of the Houghton combination-related expenses, noted above, which were considered non-deductible for the purpose of determining the Company’s current quarter effective tax rate. Excluding these non-deductible costs, the Company’s current quarter effective tax rate would have been approximately 30%. Comparatively, the first quarter of 2016 effective tax rate was also elevated, as it reflected earnings taxed at one of the Company’s subsidiaries at a statutory rate of 25% while awaiting recertification of a concessionary 15% tax rate, which the Company received and recorded the full year benefit of during the fourth quarter of 2016. This concessionary tax rate was available to the Company during the first quarter of 2017. Currently, the Company continues to estimate its full year 2017 effective tax rate will approximate 28% to 30%, excluding the impact of non-deductible Houghton combination-related expenses, noted above.

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Equity in net income of associated companies (“equity income”) increased $0.9 million in the first quarter of 2017 compared to the first quarter of 2016. The increase was primarily due to higher earnings from the Company’s interest in a captive insurance company in the current quarter.

The Company had a $0.2 million increase in net income attributable to noncontrolling interest in the first quarter of 2017 compared to the first quarter of 2016, primarily due to an increase in performance from certain consolidated affiliates in the Company’s Asia/Pacific region.

Changes in foreign exchange rates negatively impacted the Company’s first quarter of 2017 non-GAAP earnings per diluted share by approximately 3%, or $0.04 per diluted share.

Balance Sheet and Cash Flow Items

The Company’s net operating cash flow was $8.3 million in the first quarter of 2017 as compared to $10.9 million in the first quarter of 2016. The decrease in net operating cash flow was primarily due to higher cash invested in the Company’s working capital as a result of the Company’s strong operating performance and volume growth in the current quarter. In addition, the Company paid a $4.6 million cash dividend during the first quarter of 2017. Overall, the Company’s liquidity and balance sheet remain strong, as its cash position exceeded its debt at March 31, 2017 by $24.2 million and the Company’s total debt continued to be less than one times its trailing twelve month adjusted EBITDA.

Subsequent Event

On April 4, 2017, Quaker entered into a share purchase agreement with Gulf Houghton Lubricants, Ltd. to purchase the entire issued and outstanding share capital of Houghton (“the Combination”). The shares will be bought for aggregate purchase consideration consisting of: (i) $172.5 million in cash; (ii) a number of shares of common stock, $1.00 par value per share, of the Company comprising 24.5% of the common stock outstanding upon the closing of the Combination; and (iii) the Company’s assumption of Houghton’s net indebtedness as of the closing of the Combination, which is estimated to be approximately $690 million. The total purchase consideration reflects an enterprise value for Houghton of approximately $1.42 billion. The Company has secured approximately $1.15 billion in commitments from Bank of America Merrill Lynch and Deutsche Bank to fund the Combination and provide additional liquidity. The Company expects to replace these commitments with a syndicated bank agreement with customary terms and conditions during the second quarter of 2017. In addition, the issuance of the Company’s shares at closing of the Combination is subject to approval by Quaker’s shareholders under the rules of the New York Stock Exchange. The Company expects to seek such approval of the share issuance at a meeting of the Company’s shareholders in the near future. Also, the Combination is subject to regulatory approval in the United States, Europe and certain countries in Asia/Pacific. Depending on shareholder and regulatory approval noted above, as well as other customary terms and conditions set forth in the share purchase agreement, Quaker currently estimates closing of the Combination to occur either in the fourth quarter of 2017 or the first quarter of 2018.

Non-GAAP Measures

Included in this public release are two non-GAAP (unaudited) financial measures: non-GAAP earnings per diluted share and adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are more indicative of future operating performance of the Company, and facilitate a better comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

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The following tables reconcile non-GAAP earnings per diluted share (unaudited) and adjusted EBITDA (unaudited) to their most directly comparable GAAP (unaudited) financial measures:

	Three Months Ended March 31,
	2017	2016
GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders	$0.52	$0.98
Equity income in a captive insurance company per diluted share	(0.04)	(0.01)
Houghton combination-related expenses per diluted share	0.69	—
Cost streamlining initiative per diluted share	0.01	—
Currency conversion impact of the Venezuelan bolivar fuerte per diluted share	—	0.01
Non-GAAP earnings per diluted share	$1.18	$0.98

	Three Months Ended March 31,
	2017	2016
Net income attributable to Quaker Chemical Corporation	$6,992	$12,946
Depreciation and amortization	4,930	4,934
Interest expense	656	741
Taxes on income before equity in net income of associated companies	6,865	6,305
Equity income in a captive insurance company	(592)	(52)
Houghton combination-related expenses	9,075	—
Cost streamlining initiative	286	—
Currency conversion impact of the Venezuelan bolivar fuerte	—	88
Adjusted EBITDA	$28,212	$24,962
Adjusted EBITDA margin (%)	14.5%	14.0%

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that demand for the Company’s products and services is largely derived from the demand for its customers’ products, which subjects the Company to uncertainties related to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence. Other factors, including those related to the previously announced Houghton combination, could also adversely affect us. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our 2016 Form 10-K, and in our quarterly and other reports filed from time to time with the Commission. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

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Conference Call

As previously announced, Quaker Chemical’s investor conference call to discuss the first quarter of 2017 results is scheduled for May 2, 2017 at 8:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at https://www.quakerchem.com. You can also access the conference call by dialing 877-269-7756.

About Quaker

Quaker Chemical is a leading global provider of process fluids, chemical specialties, and technical expertise to a wide range of industries, including steel, aluminum, automotive, mining, aerospace, tube and pipe, cans, and others.  For nearly 100 years, Quaker has helped customers around the world achieve production efficiency, improve product quality, and lower costs through a combination of innovative technology, process knowledge, and customized services. Headquartered in Conshohocken, Pennsylvania USA, Quaker serves businesses worldwide with a network of dedicated and experienced professionals whose mission is to make a difference.

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Quaker Chemical Corporation

Condensed Consolidated Statements of Income

(Dollars in thousands, except share and per share data)

	(Unaudited)
	Three Months Ended March 31,
	2017	2016

Net sales	$194,909	$178,077

Cost of goods sold	124,022	110,096

Gross profit	70,887	67,981
%	36.4%	38.2%

Selling, general and administrative expenses	48,054	48,143
Combination-related expenses	9,075	-

Operating income	13,758	19,838
%	7.1%	11.1%

Other (expense) income, net	(105)	102
Interest expense	(656)	(741)
Interest income	523	348
Income before taxes and equity in net income of associated companies	13,520	19,547

Taxes on income before equity in net income of associated companies	6,865	6,305
Income before equity in net income of associated companies	6,655	13,242

Equity in net income of associated companies	959	102

Net income	7,614	13,344

Less: Net income attributable to noncontrolling interest	622	398

Net income attributable to Quaker Chemical Corporation	$6,992	$12,946
%	3.6%	7.3%

Share and per share data:
Basic weighted average common shares outstanding	13,176,096	13,116,807
Diluted weighted average common shares outstanding	13,221,061	13,129,394

Net income attributable to Quaker Chemical Corporation Common Shareholders - basic	$0.53	$0.98
Net income attributable to Quaker Chemical Corporation Common Shareholders - diluted	$0.52	$0.98

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Quaker Chemical Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands, except par value and share amounts)

	(Unaudited)
	March 31,	December 31,
	2017	2016
ASSETS

Current assets
Cash and cash equivalents	$90,593	$88,818
Accounts receivable, net	201,929	195,225
Inventories, net	87,117	77,082
Prepaid expenses and other current assets	15,237	15,343
Total current assets	394,876	376,468

Property, plant and equipment, net	85,233	85,734
Goodwill	81,683	80,804
Other intangible assets, net	71,850	73,071
Investments in associated companies	24,063	22,817
Non-current deferred tax assets	22,460	24,382
Other assets	28,841	28,752
Total assets	$709,006	$692,028

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$726	$707
Accounts and other payables	90,215	82,164
Accrued compensation	13,754	19,356
Accrued restructuring	530	670
Other current liabilities	33,963	24,514
Total current liabilities	139,188	127,411
Long-term debt	65,649	65,769
Non-current deferred tax liabilities	12,101	12,008
Other non-current liabilities	70,093	74,234
Total liabilities	287,031	279,422

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued and outstanding 2017- 13,290,807 shares; 2016 - 13,277,832 shares	13,291	13,278
Capital in excess of par value	112,838	112,475
Retained earnings	366,819	364,414
Accumulated other comprehensive loss	(81,961)	(87,407)
Total Quaker shareholders' equity	410,987	402,760
Noncontrolling interest	10,988	9,846
Total equity	421,975	412,606
Total liabilities and equity	$709,006	$692,028

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Quaker Chemical Corporation

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	(Unaudited)
	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities
Net income	$7,614	$13,344
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,157	3,157
Amortization	1,773	1,777
Equity in undistributed earnings of associated companies, net of dividends	(829)	(27)
Deferred compensation and other, net	(696)	980
Stock-based compensation	1,153	1,798
Gain on disposal of property, plant and equipment and other assets	(15)	(20)
Insurance settlement realized	(240)	(279)
Combination-related expenses	9,075	-
Pension and other postretirement benefits	(2,263)	(2,685)
(Decrease) increase in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(3,813)	2,602
Inventories	(8,820)	(1,800)
Prepaid expenses and other current assets	755	1,183
Accounts payable and accrued liabilities	2,279	(8,647)
Change in combination-related liabilities	(660)	-
Change in restructuring liabilities	(148)	(509)
Net cash provided by operating activities	8,322	10,874

Cash flows from investing activities
Investments in property, plant and equipment	(2,531)	(2,172)
Payments related to acquisitions, net of cash acquired	-	(1,384)
Proceeds from disposition of assets	15	26
Insurance settlement interest earned	9	8
Change in restricted cash, net	231	271
Net cash used in investing activities	(2,276)	(3,251)

Cash flows from financing activities
Proceeds from long-term debt	-	14,687
Repayments of long-term debt	(474)	(159)
Dividends paid	(4,583)	(4,243)
Stock options exercised, other	(777)	(253)
Payments for repurchase of common stock	-	(5,859)
Excess tax benefit related to stock option exercises	-	104
Net cash (used in) provided by financing activities	(5,834)	4,277

Effect of exchange rate changes on cash	1,563	1,421
Net increase in cash and cash equivalents	1,775	13,321
Cash and cash equivalents at the beginning of the period	88,818	81,053
Cash and cash equivalents at the end of the period	$90,593	$94,374